Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-1258887, 333-92511, 333-41204 and 333-90048 of Duraswitch Industries, Inc. and subsidiaries on Form S-8 of our report dated March 15, 2006, appearing in this Annual Report on Form 10-KSB of InPlay Technologies, Inc. and subsidiaries for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 15, 2006